SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 28, 2005

CNB FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Pennsylvania	2-88511	25-1450605
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

County National Bank
1 South Second Street
PO Box 42
Clearfield, Pennsylvania 16830
        (Address of principal executive offices)

        Registrant’s telephone number, including area code: (814) 765-9621

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

CNB Financial Corporation, the parent company of County National Bank, today announced reported earnings of $1.8 million or $0.20 diluted earnings per share for the quarter ended December 31, 2004, compared to $2.4 million or $0.26 diluted earnings per share for the same quarter of 2003.

       (a)   Financial Statements: None

       (b)   Exhibits:

Exhibit 99 News Release announcing fourth quarter and 2004 earnings

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

      CNB Financial Corporation

Date: January 28, 2005	By: /s/ Joseph B. Bower, Jr. Joseph B. Bower, Jr. Treasurer

Exhibit Index

Number                         Description

Exhibit 99                       News Release announcing fourth quarter and 2004 earnings.

News Release

CCNE NASDAQ L I S T E D	Contact: Joseph B. Bower Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FOURTH QUARTER EARNINGS FOR 2004
Clearfield, Pennsylvania – January, 2005

CNB Financial Corporation, the parent company of County National Bank, today announced reported earnings of $1.8 million or $0.20 diluted earnings per share for the quarter ended December 31, 2004, compared to $2.4 million or $0.26 diluted earnings per share for the same quarter of 2003. Year to date earnings for 2004 are $7.9 million compared to $9.1 million in the same period of 2003. Reported earnings were down primarily due to the $910,000 after-tax charge for impairment of a preferred stock security as described in our press release on January 25, 2005.

Excluding the non-cash impairment charge of $910,000, net income was $8.8 million, or $0.96 per share for 2004, a decline of 3% compared to 2003. Lower interest rates continued to affect the Corporation throughout most of 2004 with improvement occurring in the fourth quarter. Loan growth through the year was steady and it came with much improved asset quality. Nonperforming assets as a percentage of assets improved to 0.37% as compared to 0.46% a year ago. In addition, total loan delinquency was 0.95% at December 31, 2004 compared to 1.75% at the end of 2003.

William F. Falger, President and Chief Executive Officer, commented, “The fourth quarter was a positive quarter for us in terms of the interest income area. We have begun to see slightly rising rates, which have helped to improve our net interest income above the prior year levels. We anticipate continued improvement in 2005 in our net interest margin coupled with increased non-interest income. The net result should provide the Corporation with a strong level of financial performance during 2005.”

Financial Highlights (in thousands) (unaudited)

Consolidated Balance Sheets                                                                              31-Dec-04                 31-Dec-03
                                                                                                                        Consolidated             Consolidated

Assets

Cash and due from banks	$ 14,296	$ 15,239
Interest-bearing deposits	15,616	5,742

CASH & CASH EQUIVALENTS	29,912	20,981
Securities available for sale	164,202	175,903
NET LOANS	476,352	452,485
FHLB & Federal Reserve Stock	4,792	5,032
Premises & Equipment, Net	13,761	12,934
Bank Owned Life Insurance	13,182	12,682
Intangible, net	11,862	12,248
Accrued Interest & Other Assets	11,154	9,487

TOTAL ASSETS	$ 725,217	$ 701,752

Liabilities
Deposits
Non-interest bearing deposits	$ 71,968	$ 63,297
Interest bearing deposits	524,937	512,141

TOTAL DEPOSITS	596,905	575,438

Short-term borrowings	2,000	1,313
Federal Home Loan Bank Advances	40,000	40,000
Subordinated Debentures	10,310	10,310
Accrued expenses and other liab	7,292	8,244

TOTAL LIABILITIES	656,507	635,305

Shareholders' Equity
Common stock, $1 par value	9,234	3,694
Additional paid-in	4,243	4,123
Retained earnings	54,348	56,787
Treasury stock, (123,240 shares for 2004
and 93,885 shares for 2003)	(1,797)	(1,309)
Accumulated other comprehensive income	2,682	3,152

TOTAL SHAREHOLDERS' EQUITY	68,710	66,447

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$ 725,217	$ 701,752

Nonperforming Assets	$ 2,690	$ 3,235
% of Total Assets	0.37%	0.46%
Trust Assets	$ 192,361	$ 200,485

Consolidated Income Statement                                      For Quarter Ended                       Year To Date
                                                                                       31-Dec-04       31-Dec-03      31-Dec-04          31-Dec-03

Interest Income
Loans including fees	$ 8,021	$7,464	$ 31,005	$30,328
Deposits with banks	53	12	117	44
Federal funds sold	92	33	120	180
Securities	1,484	1,675	6,231	7,034

TOTAL INTEREST AND DIVIDENDS	9,650	9,184	37,473	37,586
Interest Expense
Deposits	2,742	2,614	10,551	10,882
Federal Home Loan Bank advances	518	513	2,075	2,047
Subordinated Debentures	139	116	502	471

Total interest expense	3,399	3,243	13,128	13,400
NET INTEREST INCOME	6,251	5,941	24,345	24,186
Provision for loan losses	0	255	800	1,535

NET INTEREST AFTER PROVISION	6,251	5,686	23,545	22,651
Other Income
Trust income	307	283	1,005	1,001
Service charges on deposits	1,183	914	3,988	3,457
Other charges and fees	116	102	469	511
Realized security gains	(3)	102	313	270
Loss on Impaired Security	(1,400)	0	(1,400)	0
Gain on sale of loans	59	58	162	557
BOLI	123	137	500	488
Wealth Management	68	55	208	259
Other	185	181	377	593

TOTAL OTHER INCOME	638	1,832	5,622	7,136
Non-Interest Expenses
Salaries	1,894	1,669	7,096	6,733
Benefits	795	613	2,995	2,573
Occupancy, net	665	624	2,607	2,400
Data Processing	352	336	1,443	1,411
Amortization of intangible	129	131	509	517
Director's Fees	105	217	332	578
Total other expenses	1,078	891	4,450	3,713

Total non-interest expenses	5,018	4,481	19,432	17,925

NET INCOME BEFORE TAXES	1,871	3,037	9,735	11,862
Federal income tax	63	652	1,864	2,805

NET INCOME	$ 1,808	$2,385	$ 7,871	$ 9,057

Earnings Per Share, Fully Diluted	$ 0.20	$ 0.26	$ 0.86	$ 0.98
Dividends Per Share	$ 0.13	$ 0.13	$ 0.52	$ 0.47
Return on Average Assets (ROA)	1.11%	1.31%	1.11%	1.31%
Return on Average Equity (ROE)	12.04%	14.79%	12.04%	14.79%

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

County National Bank’s website is www.bankcnb.com.

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